UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2008

AIDA PHARMACEUTICALS, INC.

 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50212 (Commission File Number)	81-0592184 (IRS Employer Identification No.)

31 Dingjiang Road, Jianggan District Hangzhou, China (Address of principal executive offices)	310016 (Zip Code)

Registrant’s telephone number, including area code: 86-0571-85802712

Copies to:

Richard Friedman, Esq.

Benjamin Tan, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

Hangzhou Aida Pharmaceutical Co., Ltd. (“Hangzhou Aida”) is a wholly-owned subsidiary of Earjoy Group Limited, which is in turn a wholly-owned subsidiary of Aida Pharmaceutical, Inc.

Hangzhou Aida was a guarantor to Nanwang Information Industry Group Co., Ltd. (“Nanwang”) for certain bank loans and Nanwang was, in turn, a guarantor to Hangzhou Aida for some of its loans.  The total amount of the mutual guarantee between Hangzhou Aida and Nanwang was RMB50 million (approximately, US$7,152,678 based on an exchange rate of 1US$ = RMB6.99).

Because Nanwang over-invested in real estate, Nanwang defaulted on two of its loans and as guarantor for the loans, Hangzhou Aida had to repay the loan amounting to RMB49,123,913.65 (approximately, US$7,027,340) to Nanwang’s lenders under the current “tight” monetary policy of the People’s Bank of China.

Hangzhou Aida, in turn, commenced a litigation proceeding against Nanwang in the middle level court of Hangzhou, the People’s Republic of China on April 18, 2008 to recover the guaranteed loan amount that Hangzhou Aida had paid.   The litigation application has been accepted by the Hangzhou middle level court.  Hangzhou Aida had also requested that the court sequester Nanwang’s assets and such order was granted by the court. The sequestered assets include a building, some land use rights and 80% shareholding interest in Fengyuan Building Co.,Ltd.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIDA PHARMACEUTICALS, INC.

Dated: April 24, 2008

By:  /s/  Biao Jin

Name: Biao Jin

Title:   Chief Executive Officer